Exhibit 99.2

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD NOVEMBER SALES UP 24 PERCENT; GAINS ACROSS FULL VEHICLE PORTFOLIO – CARS, UTILITIES AND TRUCKS

●	Ford, Lincoln and Mercury November sales totaled 147,338, up 24 percent versus year ago
●	Ford’s year-to-date sales totaled 1.74 million, up 21 percent; Ford’s sales growth doubled the industry average
●	Ford’s balanced portfolio of high-quality, fuel-efficient cars, utilities and trucks drove November sales gains; cars up 25 percent, utilities up 13 percent and trucks up 34 percent
●	Fusion set new full-year sales record
●	Ford announces first quarter 2011 North American production plan

DEARBORN, Mich., Dec. 1, 2010 – Consumer demand for Ford Motor Company’s fresh lineup of high-quality, fuel-efficient vehicles boosted November sales 24 percent versus a year ago, with 147,338 units sold.

Year-to-date, Ford, Lincoln and Mercury sales totaled 1.74 million, up 21 percent – growing at double the overall industry rate. Ford remains on track to gain market share for the second year in a row – a result not achieved since 1993.

“With our strongest-ever line of products, we’re pleased to see more signs the economy is growing and the demand for new vehicles is increasing,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford’s broad range of high-quality, fuel-efficient vehicles is driving one of our best years ever and positioning Ford to deliver improved results in the future.”

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Ford’s Balanced Vehicle Portfolio
In November, Ford car sales were up 25 percent, utilities were up 13 percent and trucks were up 34 percent. Year-to-date, Ford car sales were up 18 percent, utilities were up 15 percent and trucks were up 29 percent.

Cars
Fiesta, Focus and Fusion highlighted the growth in car sales.

Fiesta, the highly-acclaimed fuel-efficient subcompact, continues to attract new, younger customers to Ford with November sales of 3,473 and more than 18,000 sales since its summer introduction.

Focus sales were up 28 percent in November. An all-new Focus debuts early in 2011.

In November, Ford’s retail share of the key small car segment increased 50 percent versus a year ago, as the combined retail share of Fiesta and Focus reached almost 10 percent.

With one month remaining in 2010, Fusion already has set a new full-year sales record. In November, Fusion sales were 17,647, up 28 percent. Year-to-date, Fusion sales totaled 196,590, eclipsing the previous full-year sales record of 180,671 set last year.

Sales for the Lincoln MKZ were up 48 percent versus a year ago. The MKZ Hybrid accounted for 21 percent of retail sales of the 2011 MKZ.

Utilities
Ford’s new midsize crossovers, the 2011 Ford Edge and Lincoln MKX paced the increase in utility sales. Edge sales were up 55 percent versus a year ago, and MKX sales were up 39 percent. These products are the company’s first models to offer MyFordTouch and MyLincolnTouch – state-of-the-art technology to better connect drivers with their vehicle information, entertainment and on-board technologies.

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The new Ford Edge also features best-in-class horsepower and unsurpassed V6 highway fuel economy. The new Lincoln MKX offers best-in-class fuel economy and 305 horsepower – an increase of 40 hp versus the prior model.

Trucks
Sales for Ford’s F-Series truck were up 26 percent versus a year ago. Year-to-date sales for America’s best-selling truck reached 473,461, well beyond last year’s full-year total of 413,625.

Production of the 2011 F-150 is under way with an all-new powertrain lineup, including a 3.5-liter EcoBoost and a new six-speed transmission that will deliver class-leading capability and fuel economy. This truck lineup will provide up to 20 percent more fuel efficiency than the 2010 models. F-150 pickups with the new 3.7-liter V6, 5.0-liter V8 and 6.2-liter V8 will be in dealer showrooms this month. The F-150 with EcoBoost will be available for sale early next year.

Ford’s commercial vans also made strong contributions to November’s truck sales performance.  Econoline, Ford’s full-size van, had sales of 8,026, up 71 percent, and Transit Connect, the fuel-efficient, purpose-built van, delivered sales of 2,773, up 138 percent.

North American Production
Ford plans to build 635,000 vehicles in the first quarter 2011, up 61,000 vehicles (11 percent) compared with the first quarter 2010. Ford’s fourth quarter production plan of 590,000 vehicles is unchanged from the previous forecast.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 163,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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